EX-1.01 2 ex_115614.htm EXHIBIT 1.01

Exhibit 1.01

Spartan Motors, Inc.

Conflict Minerals Report

For the Year Ended December 31, 2018

This report for the calendar year ended December 31, 2018, is presented pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the "Rule"). The Rule was adopted by the Securities and Exchange Commission ("SEC") to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank Act"). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain tantalum, tin, tungsten or gold, which are necessary to the functionality or production of their products. The term "Conflict Minerals" is defined as columbite-tantalite (coltan), cassiterite, gold, wolframite, tantalum, tin, tungsten, and any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo (DRC) or an adjoining country. The term "3TG" is defined as tantalum, tin, tungsten and gold and their compounds.

If a registrant can establish that the 3TG in their supply chain originated from sources other than the Democratic Republic of the Congo or an adjoining country, as defined by the SEC (the "Covered Countries"), or from recycled and scrap sources, they must submit a Form SD which describes the Reasonable Country of Origin Inquiry ("RCOI") that the registrant completed.

If a registrant has reason to believe that any of the 3TG in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those conflict minerals, then the issuer must exercise due diligence on the conflict minerals' source and chain of custody. The registrant must annually submit a Conflict Minerals Report ("CMR") to the SEC that includes a description of those due diligence measures.

Company Overview

We are a niche market leader in specialty vehicle manufacturing and assembly for the commercial vehicle (including last-mile delivery, specialty service and vocation-specific up-fit segments), emergency response and recreational vehicle industries. Our operating activities are conducted through our wholly-owned operating subsidiary, Spartan Motors USA, Inc. (“Spartan USA”), with locations in Charlotte, Michigan; Brandon, South Dakota; Ephrata, Pennsylvania; Snyder and Neligh, Nebraska; Bristol, Indiana; Kansas City, Missouri; Ladson, South Carolina; Pompano Beach, Florida; and Saltillo, Mexico.

Our Bristol, Indiana location manufactures vehicles used in the parcel delivery, mobile retail and trades and construction industries, and supplies related aftermarket parts and services under the Utilimaster brand name. Our Kansas City, Missouri and Saltillo, Mexico locations sell and install equipment used in fleet vehicles. On December 17, 2018, the Company acquired the assets and assumed limited liabilities of Strobes-R-Us, Inc. (“SRUS”), a Florida based non-public company. SRUS is a premier provider of up-fit services for government and non-government vehicles. Our Charlotte, Michigan location manufactures heavy-duty chassis and vehicles, and supplies aftermarket parts and accessories under the Spartan Chassis and Spartan ER brand names. Our Brandon, South Dakota; Snyder and Neligh, Nebraska; and Ephrata, Pennsylvania locations manufacture emergency response vehicles under the Spartan ER, Smeal, US Tanker and Ladder Tower brand names.

Conflict Minerals Policy

Spartan Motors and its subsidiaries endeavor to maintain the highest standards of ethical conduct and integrity in all areas of their business activities.

On August 22, 2012, the U.S. Securities and Exchange Commission adopted final rules to implement reporting and disclosure requirements related to "conflict minerals," as directed by the Dodd-Frank Act.

We are committed to working closely with our supply chain to ensure we fully comply with the requirements set forth in Section 1502 of the Dodd-Frank Act. We have implemented the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and are utilizing the conflict minerals reporting template (CMRT) owned by the Responsible Minerals Initiative (RMI), for exercising due diligence within our supply chain.

We do not knowingly source any product containing Conflict Minerals and we continue to work on our due diligence process in order to verify that the components we source do not contain Conflict Minerals. We have requested that our suppliers commit to responsible sourcing of 3TG used in the production of components supplied to us. We expect our suppliers to have in place policies and due diligence measures that will enable us to reasonably assure that products and components supplied to us containing 3TG are DRC conflict free. Our suppliers will be requested to perform due diligence to determine the source of any 3TG that are contained in the components that they supply to us. Our supplier’s due diligence must include, where applicable, completion of the RMI Conflict Minerals reporting CMRT.

Our conflict minerals policy is posted on our website at http://www.spartanmotors.com/about-us/supplier-info/

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RCOI & Due Diligence

Our due diligence measures have been designed to conform with the framework from the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related Supplements for Gold and for Tin, Tantalum and Tungsten ("OECD Guidance").

Supply Chain

We rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us, including sources of 3TG that are supplied to them from lower tier suppliers. We have requested that our suppliers commit to responsible sourcing of conflict minerals used in the production of components supplied to us. Our suppliers have been requested to perform due diligence to determine the source of any conflict minerals that are contained in the components that they supply to us. Our suppliers' due diligence must include, where applicable, completion of the CMRT. The CMRT was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company's supply chain. It includes questions regarding a company's conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the CMRT contains questions about the origin of conflict minerals included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool is available on RMI's website.

For the 2018 reporting year, all of our relevant suppliers were asked to complete the CMRT. This is a requirement set forth in all of our supplier contract agreements.

Due Diligence Process

We reviewed the components that are included in the specialty vehicles and chassis that we manufacture that could contain 3TG that is necessary to the functionality or production of our products. Our due diligence measures have been designed to conform with the framework in the OECD Guidance.

Step One: Establish Strong Company Management Systems

Internal Team

At our corporate level, we have a cross functional team and a third-party consulting subject matter expert working collaboratively to administer our program. This team is responsible for the corporate conflict minerals policy and providing support and instructions on the due diligence measures required to be followed for each of our divisions.

Supplier Engagement

With respect to the OECD requirement to strengthen engagement with suppliers, we have continued with our training program for our suppliers for the 2018 reporting by developing an instructional document that was provided to all of our suppliers. We will encourage our suppliers to share this information throughout the whole supply chain, all the way to the smelter level. Suppliers will continue to receive education and support from our business unit champions during the RCOI process and on an annual basis.

We have a robust supplier management plan for new and existing suppliers for Conflict Minerals. Existing suppliers must comply with Spartan’s quality manual and Spartan Terms and Conditions which includes Conflict Minerals reporting requirements. In addition, we provide annual education materials, supplier CMRT invitations and utilize a third-party software & consulting Conflict Minerals platform. Internal supplier management processes have also been updated to ensure supplier conformance and communication that include Conflict Minerals reporting requirements when a new supplier is selected. As part of the supplier approval process, new suppliers, unless exempt from Conflict Minerals reporting requirements, must provide a completed CMRT prior to being approved as a Spartan Motors supplier.

Spartan Motors provides educational materials for suppliers on an annual basis to assist them with their conflict minerals reporting compliance. Compliance with all the criteria is dictated in the contract for all Spartan Motors suppliers.

Grievance Mechanism

Our website (http://www.spartanmotors.com/about-us/supplier-info/) contains a link to our conflict minerals policy page. Included with our conflict minerals policy on our website is a link that can be utilized to contact our Compliance Officer with concerns regarding our conflict minerals policy or our use of conflict minerals. It is the policy of Spartan Motors that any communications regarding our Code of Business Conduct and Compliance or Conflict Minerals received by our Chief Compliance Officer is submitted for review to our Board of Directors.

Step Two: Identify and Assess Risk in the Supply Chain

All of our relevant suppliers were identified for inclusion in our 2018 RCOI. We rely on these suppliers, whose components we believe may contain 3TG, to provide us with information about the source of Conflict Minerals, if any, contained in the components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers.

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We will assess risk by reviewing the suppliers' answers provided in the CMRT for risk indicators that are identified though our third-party Conflict Minerals platform. Risk indicators identified from the CMRT reports are then communicated back to our suppliers for awareness and continuous improvement for future Conflict Minerals reporting requirements.

Step Three: Design and Implement a Strategy to Respond to Risks

Relevant suppliers are mandated to provide a CMRT for each reporting year. Supplier CMRTs are evaluated against a set list of data quality standards. Any discrepancies identified are logged in an online tool and sent back to the supplier for further investigation and corrective action.

Step Four: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not typically have a direct relationship with 3TG smelters and refiners and do not perform or direct audits of these entities within our supply chain. We do track all smelters that have been audited via the Responsible Minerals Initiative ("RMI").

 Step Five: Report on Supply Chain Due Diligence

We conducted a survey of those suppliers described above using the CMRT. The CMRT was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company's supply chain. It includes questions regarding a company's conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the CMRT contains questions about the origin of 3TG included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool is available on RMI's website. The CMRT is being used by many companies in their due diligence processes related to conflict minerals.

It is our goal to continue to work with our suppliers to educate them on all the requirements so that we can have a marked improvement in response rate. For the 2018 reporting year, we received responses from 23 percent of all the suppliers surveyed. The 2018 data collected included the names of 252 entities listed by our suppliers as smelters or refiners. 149 of these entities were identified as validated to be Conflict-Free by the RMI. We compared these facilities to the RMI list of smelters and where a supplier indicated that the facility was certified as Conflict-Free, we ensured that the name was listed by RMI.

The large majority of the responses received provided data at a company or divisional level or were unable to specify the smelters or refiners used. We are unable to determine whether any of the 3TG reported by our suppliers were contained in components or parts supplied to us or to validate that any of these smelters or refiners are actually in our supply chain. Requesting that our suppliers complete the CMRT regarding information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.

We are committed to this process and will continue to implement and improve our conflict minerals due diligence program. Based on the information obtained pursuant to our RCOI and the due diligence process, we do not have sufficient information to determine the country of origin of the 3TG used in our products.

Based on the information that was provided by the responding suppliers and otherwise obtained through our due diligence process; below is the list of smelters and refiners that were provided by our supply chain. Since reporting was completed at a company level we are not able to determine with certainty that these are used in our supply chain.

Smelter Look-up (*)	Smelter Country (*)	Smelter Identification
8853 S.p.A.	ITALY	CID002763
A.L.M.T. Corp.	JAPAN	CID000004
Advanced Chemical Company	UNITED STATES OF AMERICA	CID000015
Aida Chemical Industries Co., Ltd.	JAPAN	CID000019
Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES	CID002560
Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035
Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041
Alpha	UNITED STATES OF AMERICA	CID000292
AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL	CID000058
Argor-Heraeus S.A.	SWITZERLAND	CID000077
Asahi Pretec Corp.	JAPAN	CID000082
Asahi Refining Canada Ltd.	CANADA	CID000924
Asahi Refining USA Inc.	UNITED STATES OF AMERICA	CID000920
Asaka Riken Co., Ltd.	JAPAN	CID000092
Asaka Riken Co., Ltd.	JAPAN	CID000090
AU Traders and Refiners	SOUTH AFRICA	CID002850

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Aurubis AG	GERMANY	CID000113
Bangalore Refinery	INDIA	CID002863
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128
Boliden AB	SWEDEN	CID000157
Changsha South Tantalum Niobium Co., Ltd.	CHINA	CID000211
ACL Metais Eireli	BRAZIL	CID002833
Asia Tungsten Products Vietnam Ltd.
C. Hafner GmbH + Co. KG	GERMANY	CID000176
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	CID000228
Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA	CID003190
China Tin Group Co., Ltd.	CHINA	CID001070
CV Ayi Jaya	INDONESIA	CID002570
CV Dua Sekawan	INDONESIA	CID002592
CV Gita Pesona	INDONESIA	CID000306
D Block Metals, LLC	UNITED STATES OF AMERICA	CID002504
CCR Refinery - Glencore Canada Corporation	CANADA	CID000185
Cendres + Metaux S.A.	SWITZERLAND	CID000189
Chimet S.p.A.	ITALY	CID000233
CV Tiga Sekawan	CHINA
CV United Smelting	INDONESIA	CID000315
Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF	CID000328
CV Venus Inti Perkasa	INDONESIA	CID002455
Dowa	JAPAN	CID000402
Exotech Inc.	UNITED STATES OF AMERICA	CID000456
F&X Electro-Materials Ltd.	CHINA	CID000460
DODUCO Contacts and Refining GmbH	GERMANY	CID000362
FIR Metals & Resource Ltd.	CHINA	CID002505
Dowa	JAPAN	CID000401
Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	CID002513
Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258
Fujian Jinxin Tungsten Co., Ltd.	CHINA	CID000499
Ganzhou Haichuang Tungsten Co., Ltd.	CHINA	CID002645
Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	CID002315
DS PRETECH Co., Ltd.	KOREA, REPUBLIC OF	CID003195
DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	CID000359
EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	CID000438
Fenix Metals	POLAND	CID000468
Global Advanced Metals Aizu	JAPAN	CID002558
Global Advanced Metals Boyertown	UNITED STATES OF AMERICA	CID002557
Emirates Gold DMCC	UNITED ARAB EMIRATES	CID002561
Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494
Gejiu Fengming Metallurgy Chemical Plant	CHINA	CID002848
Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA	CID000291
Guangdong Zhiyuan New Material Co., Ltd.	CHINA	CID000616
Gejiu Jinye Mineral Company	CHINA	CID002859
H.C. Starck Co., Ltd.	THAILAND	CID002544

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H.C. Starck Hermsdorf GmbH	GERMANY	CID002547
H.C. Starck Inc.	UNITED STATES OF AMERICA	CID002548
H.C. Starck Ltd.	JAPAN	CID002549
Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA	CID000568
H.C. Starck Smelting GmbH & Co. KG	GERMANY	CID002550
H.C. Starck Tantalum and Niobium GmbH	GERMANY	CID002545
Geib Refining Corporation	UNITED STATES OF AMERICA	CID002459
Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	CID002492
Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA	CID002243
Gejiu Kai Meng Industry and Trade LLC	CHINA	CID000942
Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538
Guangdong Xianglu Tungsten Co., Ltd.	CHINA	CID000218
H.C. Starck Smelting GmbH & Co. KG	GERMANY	CID002542
H.C. Starck Tungsten GmbH	GERMANY	CID002541
Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000766
Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA	CID002579
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	CID001908
HeeSung Metal Ltd.	KOREA, REPUBLIC OF	CID000689
Heimerle + Meule GmbH	GERMANY	CID000694
Heraeus Metals Hong Kong Ltd.	CHINA	CID000707
Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	CID000769
Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711
Hydrometallurg, JSC	RUSSIAN FEDERATION	CID002649
Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	CID002512
Japan New Metals Co., Ltd.	JAPAN	CID000825
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	CID002551
Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	CID000555
Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	CID002321
Jiangxi Tuohong New Raw Material	CHINA	CID002842
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	CID002318
Jiujiang Janny New Material Co., Ltd.	CHINA	CID003191
JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914
Jiujiang Tanbre Co., Ltd.	CHINA	CID000917
Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	CID002506
Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	CID000801
Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807
Istanbul Gold Refinery	TURKEY	CID000814
KEMET Blue Metals	MEXICO	CID002539
KEMET Blue Powder	UNITED STATES OF AMERICA	CID002568
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	CID002317
Italpreziosi	ITALY	CID002765

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Japan Mint	JAPAN	CID000823
Jiangxi Copper Co., Ltd.	CHINA	CID000855
JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937
LSM Brasil S.A.	BRAZIL	CID001076
Kazzinc	KAZAKHSTAN	CID000957
Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	CID003116
Guanyang Guida Nonferrous Metal Smelting Plant	CHINA	CID002849
Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	CID000969
Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	CID002316
HuiChang Hill Tin Industry Co., Ltd.	CHINA	CID002844
Huichang Jinshunda Tin Co., Ltd.	CHINA	CID000760
Metallurgical Products India Pvt., Ltd.	INDIA	CID001163
Kojima Chemicals Co., Ltd.	JAPAN	CID000981
Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	CID002605
Kyrgyzaltyn JSC	KYRGYZSTAN	CID001029
Mineracao Taboca S.A.	BRAZIL	CID001175
L'Orfebre S.A.	ANDORRA	CID002762
Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001192
Marsam Metals	BRAZIL	CID002606
Kennametal Fallon	UNITED STATES OF AMERICA	CID000966
Materion	UNITED STATES OF AMERICA	CID001113
Matsuda Sangyo Co., Ltd.	JAPAN	CID001119
Metalor Technologies (Hong Kong) Ltd.	CHINA	CID001149
Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	CID001152
Metalor Technologies (Suzhou) Ltd.	CHINA	CID001147
Metalor Technologies S.A.	SWITZERLAND	CID001153
Kennametal Huntsville	UNITED STATES OF AMERICA	CID000105
Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO	CID001161
Mitsubishi Materials Corporation	JAPAN	CID001188
Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193
MMTC-PAMP India Pvt., Ltd.	INDIA	CID002509
Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	CID002468
Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105
Melt Metais e Ligas S.A.	BRAZIL	CID002500
Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY	CID001220

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Metallic Resources, Inc.	UNITED STATES OF AMERICA	CID001142
Sempsa JP (Cookson Sempsa)	SPAIN
Metallo Belgium N.V.	BELGIUM	CID002773
Metallo Spain S.L.U.	SPAIN	CID002774
Mineracao Taboca S.A.	BRAZIL	CID001173
Minsur	PERU	CID001182
Mitsubishi Materials Corporation	JAPAN	CID001191
Moliren Ltd.	RUSSIAN FEDERATION	CID002845
Modeltech Sdn Bhd	MALAYSIA	CID002858
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA

Our efforts to determine the mine or location of origin of the 3TG used in our products consisted of the due diligence measures described in this report. In particular, because independent third-party audit programs validate whether sufficient evidence exists regarding country, mine and/or location of origin of the 3TG that the audited smelter or refiner facilities have processed, we relied on the information made available by such programs for the smelters and refiners in our supply chain. We were unable to ascertain the country of origin and/or chain of custody of all necessary 3TG processed by these facilities for this reporting period.

2018 Improvement Review

Supplier education is a priority for Spartan Motors. We are committed to continuing to educate and support our suppliers and internal staff.

Planned Steps to Improve Due Diligence

We intend to take the following steps to improve our due diligence program:

1.

Continue to work with suppliers to collect a complete list of smelters within Spartan Motor’s supply chain by providing direction to reference the RMI list of smelters when completing their CMRT report.

2.	Provide educational materials to suppliers annually that include instructions and any updates when completing their CMRT reports.
3.	Review more efficient ways to accept and review an excel version of CMRT.
4.	Begin the request process sooner to give suppliers more time to update and send CMRT reports.
5.	Our goal is to improve supplier response rate by 15%.
6.	Send out surveys to suppliers asking for feedback and comments so we can identify process improvements.
7.	Attend the AIAG event to stay up-to-date with conflict mineral information and help educate our suppliers.

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